Exhibit 10.11

FOURTH AMENDMENT TO EMPLOYMENT CONTRACT

This FOURTH AMENDMENT is hereby made effective as of February 1, 2006, between TIMOTHY J. SEVERT (“Employee”) and TRX, Inc., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated as of February 1, 2000, as amended in July 2001, November 2002 and April 2005 (the “Employment Contract”); and

WHEREAS, Employee and the Company desire to further amend certain terms and provisions of the Employment Contract;

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1.	The parties acknowledge that the Initial Term of the Agreement expired on February 1, 2006. In accordance with Section 6(f) of the Employment Contract, the parties elect to renew the Agreement for an additional two-year period, such that the Term is extended through February 1, 2008.

2.	Section 3(a) of the Employment Contract is amended by deleting the last sentence and replacing it with the following: “Employee’s performance shall be reviewed on an annual basis, and the Company may elect to increase (but not decrease) the Base Salary at such times and in such amounts as may be determined by the Company.”

3.	Except as specifically amended herein, the Employment Contract, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first above written.

EMPLOYEE:

Timothy J. Severt

COMPANY: TRX, Inc.

Norwood H. Davis III President & CEO